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                                                                    Exhibit 99.1
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                               Contacts: Heide Erickson, Jostens - 612/830-3332
FOR IMMEDIATE RELEASE                    Todd Fogarty or Jim Fingeroth, Kekst &
                                             Co., for Investcorp - 212/521-4800

                          INVESTCORP TO ACQUIRE JOSTENS
                             IN $950 MILLION MERGER

              Jostens Shareholders to Receive $25.25 Cash Per Share

     MINNEAPOLIS and NEW YORK (December 28, 1999) - Jostens Inc. (NYSE: JOS) will be merged into a company controlled by Investcorp, a global investment group, and certain other international co-investors under a definitive agreement announced today by the two companies. The transaction is valued at about $950 million, including the assumption of approximately $100 million in debt.

     Under the terms of the agreement, which was approved last night by the Jostens board of directors, Jostens shareholders will receive $25.25 per share in cash for approximately 98 percent of the company's outstanding shares; the remaining approximately 2 percent of the outstanding shares will constitute approximately 6 percent of the post-merger equity. Jostens stock closed yesterday at $18.31.

     Jostens is the nation's leading marketer of commemorative school products and services. The company's products include yearbooks, class rings, graduation products, school photography, achievement awards, and products for athletic champions and their fans. Jostens had sales of $769 million in the 12 months ended Oct. 2.

     Following the merger, Jostens will be 94 percent owned by Investcorp and other international co-investors; DB Capital Partners, an affiliate of Deutsche Bank; and Jostens senior management.

Completion of the transaction is subject to customary closing conditions, including approval by the shareholders of Jostens and the receipt of financing. An affiliate of Investcorp has obtained financing commitments from Deutsche Bank AG, Chase Securities, Goldman, Sachs & Co., and Warburg Dillon Read, subject to customary closing conditions.

                                     -more-
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INVESTCORP TO ACQUIRE JOSTENS, page 2

     The companies said they expect Jostens shareholders to vote on the proposed merger in about 90 days, with the transaction to be completed immediately thereafter.

     "We are very excited to have the opportunity to invest in the leader in school-related affinity products and services," said Charles J. Philippin, a member of Investcorp's Management Committee. "Jostens is led by a fine management team and we are pleased to invest in its growth strategy. The company has excellent core capabilities, including a network of experienced sales representatives, to provide the highest-quality products and services to schools, students, parents and corporations."

     Jostens will keep its headquarters in suburban Minneapolis and present management will continue to lead the company in focusing growth efforts on the school market.

     "Investcorp has an outstanding track record of investing in strong companies, and we look forward to working with them," said Robert C. Buhrmaster, Jostens chairman, president and chief executive officer.

     "This transaction is good news for our shareholders and customers," he said. "Shareholders benefit by receiving a premium of almost 40 percent above the recent share price. Customers benefit as we continue to expand our strong school-market presence with new products and services."

     Separately, the company recently completed an analysis of its organization and lines of business. As a result, some organizational changes, job reassignments and perhaps 100 position reductions are expected. Jostens has approximately 6,500 employees. Details will be announced later today.

     "Going forward, in contrast with a number of other mergers, the transaction with Investcorp represents an opportunity to re-focus on growth. We do not anticipate job reductions as a result of the merger," Buhrmaster said.

                                     -more-
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INVESTCORP TO ACQUIRE JOSTENS, page 3

     A special committee of non-employee directors negotiated the transaction for Jostens. The full board reviewed the transaction and approved it last night. Credit Suisse First Boston is acting as financial adviser to Jostens and issued a fairness opinion to its board. Goldman, Sachs & Co. and Warburg Dillon Read are acting as Investcorp's financial advisers on this transaction.

     As part of the transaction, Jostens would pay Investcorp $19.125 million, plus up to $5.0 million in expenses if the agreement is terminated under certain circumstances, including a decision by Jostens to accept a more favorable acquisition proposal.

About Investcorp
----------------

     Investcorp is a global investment group with offices in New York, London and Bahrain. It focuses on three lines of business: corporate investment, real estate investment and asset management. The firm has completed over 50 corporate acquisitions with an aggregate value of approximately $14.5 billion.

     In the U.S., Investcorp and its clients currently have 12 corporate investments, including Independent Wireless One, Stratus Computer, Synthetic Industries, Werner Holdings, NationsRent, Inc. and The William Carter Company. Several North American investments have been listed publicly, including Prime Service, Tiffany & Co., the Circle K Corporation, Saks Fifth Avenue and CSK Auto. In Europe, Investcorp and its clients currently own five corporate investments: Avecia (formerly AstraZeneca Specialty Chemicals), Leica Geosystems, Polestar, Welcome Break and Helly Hansen. Additional information about Investcorp may be found at www.investcorp.com.

     Additional information about Jostens may be found at www.Jostens.com.